Exhibit (h)(2)

PINE DISTRIBUTORS LLC DEALER AGREEMENT

HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND

This agreement is made and effective as of this _______ day of __________, 20__, by and between PINE Distributors LLC (“Distributor”) and [DEALER NAME] (“Dealer” and, together with Distributor, the “Parties”);

RECITALS

WHEREAS, Hamilton Lane Venture Capital and Growth Fund (the “Fund”) is registered under the Investment Company Act of 1940 (“1940 Act”), as a closed-end management investment company and is authorized to issue common shares of beneficial interest (“Shares”);

WHEREAS, Distributor serves as principal underwriter in connection with the offering and sale of the Shares pursuant to a distribution agreement (“Distribution Agreement”); and

WHEREAS, Dealer desires to serve as a selected dealer of the Fund;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Dealer

Dealer represents and warrants that it is a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement and is a member in good standing of the Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Dealer further represents and warrants that: (i) if applicable, it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares and (ii) if applicable, each of its principals, directors, officers, employees and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this agreement is appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer or sell Shares. Dealer agrees that it is responsible for determining the suitability of any Shares as investments for its customers and that Distributor has no responsibility for such determination. Dealer shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to Dealer’s transactions in Shares. In addition, Dealer shall notify Distributor immediately in the event Dealer’s status as a member of the SEC, FINRA or SIPC changes. Dealer shall at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations and (ii) the terms of the Fund’s registration statement, as may be amended from time to time (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein).

2.	Qualification of Shares

The Fund will make available to Dealer a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. Dealer will make offers of Shares to its customers only in those states and jurisdictions and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

3.	Orders

All orders Dealer submits for transactions in Shares shall reflect orders received from its customers or shall be for its account for its own bona fide investment. Dealer will date and timestamp its customer orders and forward them promptly each day and in any event prior to the time required by the Prospectus. As agent for its customers, Dealer shall not withhold placing customers’ orders for any Shares so as to profit Dealer or its customers as a result of such withholding. Dealer is hereby authorized to: (i) place its orders directly with the Fund for the purchase of Shares and (ii) tender Shares directly to the Fund for repurchase, in each case subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time. All purchase orders Dealer submits are subject to acceptance or rejection, in the sole discretion of the Fund or its affiliates, and Distributor reserves the right to suspend or limit the sale of Shares. Dealer is not authorized to make any representations concerning Shares except to the extent such representations are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to Dealer with respect to a Fund. All orders that are accepted for the purchase of Shares shall be executed at the next determined public offering price per share (i.e., the net asset value (“NAV”) per share plus the applicable sales load, if any) and all orders for the repurchase of Shares shall be executed at the next determined NAV per share and subject to any applicable repurchase fee or contingent deferred sales load, in each case as described in the Prospectus.

4.	Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations

In connection with its respective activities hereunder, each Party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Dealer is authorized to distribute to Dealer’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or Distributor (acting on behalf of the Fund) (on the terms and for the period specified by Distributor or stated in such material). Dealer is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without Distributor’s prior written approval, but Dealer may identify the Fund in a listing of funds available through Dealer to its customers. Unless otherwise mutually agreed in writing, Dealer shall deliver or cause to be delivered to each customer who purchases Shares from or through Dealer, copies of all annual and interim reports, proxy solicitation materials (if any), and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or Distributor. If required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other Applicable Laws, Dealer shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

5.	Sales Charges

On each purchase of Shares by Dealer (but not including the reinvestment of any dividends or distributions), Dealer shall be entitled to receive such dealer allowances, sales charges or other compensation, if any, as may be set forth in the Prospectus. Sales charge reductions and discounts may be available as provided in the Prospectus. To obtain any such reductions, the Fund or its transfer agent must be notified promptly when a transaction or transactions would qualify for the reduced charge, and Dealer must submit information that is sufficient (in the discretion of the Fund) to substantiate qualification therefor. If Dealer fails to so advise the Fund, Dealer will be liable for the return of any commissions plus interest thereon. Each price is always subject to confirmation and will be based upon the NAV next determined after receipt of an order that is in good form. If any Shares purchased are repurchased by the Fund for any reason within seven (7) business days after confirmation of the purchase order for such Shares, Dealer shall promptly refund the full sales load, and Dealer will forfeit the right to receive any compensation allowable or payable to it on such Shares. The Fund reserves the right to waive sales charges. Dealer represents that it is eligible to receive any such sales charges paid to it under this section.

6.	Transactions in Shares

With respect to all orders Dealer places for the purchase of Shares, unless otherwise agreed, settlement shall be made in accordance with such procedures as may be established by Distributor, the transfer agent or, if applicable, the rules of the National Securities Clearing Corporation. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that Dealer cancels the trade for any reason, Dealer shall be responsible for any loss resulting to the Funds or to Distributor from Dealer’s failure to make payments as aforesaid. Dealer shall not be entitled to any gains generated thereby. Dealer also assumes responsibility for any loss to the Fund caused by any order placed by Dealer on an “as-of” basis subsequent to the trade date for the order and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed letter of indemnity in a form acceptable to the Fund and/or to Distributor prior to the Fund’s acceptance of any such order.

7.	Accuracy of Orders; Customer Signatures

Dealer shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Dealer shall guarantee the signatures of its customers when such guarantee is required by the Fund, and Dealer shall indemnify and hold harmless all persons, including Distributor and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.	Representations and Warranties

(a)	In addition to the representations and warranties found elsewhere in this agreement, Distributor represents, warrants and agrees that:

i.	It is a limited liability company duly organized and existing and in good standing under the laws of Colorado and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

ii.	It is empowered under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

iii.	The execution, delivery, and performance of this agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

iv.	If any of the representations set forth in this Section 8 or Section 11 at any time ceases to be true, Distributor shall promptly notify Dealer of this fact in writing. Such notice shall be provided in accordance with Section 17.

(b)	In addition to the representations and warranties found elsewhere in this agreement, Dealer represents, warrants and agrees that:

i.	It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.

ii.	It is empowered under applicable laws and by its organizational documents to enter into this agreement and perform all activities and services of Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this agreement.

iii.	The execution, delivery, and performance of this agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

iv.	Dealer agrees to recommend Shares to a customer only if Dealer has reasonable grounds for believing that the recommendation is suitable for such customer upon the basis of the facts, if any, disclosed by such customer as to his or her other security holdings and as to his or her financial situation and needs and otherwise in accordance with FINRA Rule 2111.

v.	Dealer acknowledges that Dealer shall be responsible for communicating all necessary information to its customers regarding whether Shares in the Fund are a suitable investment for such customer including, without limitation, information regarding the limited liquidity of the investment.

vi.	All requisite actions have been taken to authorize Dealer to enter into and perform this agreement.

vii.	All litigation and regulatory actions involving Dealer and its affiliates that are material to Dealer’s provision of the services described herein have been disclosed to Distributor.

viii.	It shall notify Distributor, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act of 1933.

ix.	As of the date hereof and at any time during the term of this agreement, Dealer shall take reasonable steps to ensure that all information, if any, provided by Dealer expressly for use in the Offering Materials or in other materials furnished or made available to a prospective investor (“Dealer-Supplied Information”) and all information, if any, prepared by Dealer and approved in writing by the Fund or its investment adviser for use with investors ("Dealer-Supplied Materials") do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

x.	Dealer represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (the “Rule”). Dealer represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Dealer represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Dealer, as well as any person with a similar status or function, (ii) any associated person of Dealer who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Dealer or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Dealer from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Dealer hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Distributor of the nature of the ban or violation.

xi.	If any of the representations set forth in this Section 8 or Section 11 at any time ceases to be true, Dealer shall promptly notify Distributor in writing of this fact. Such notice shall be provided in accordance with Section 17.

9.	Indemnification

(a)	Dealer shall indemnify and hold harmless Distributor, its affiliates and their respective officers, directors, agents and employees (“Distributor Covered Persons”) from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses (collectively, the “Losses”) resulting from: (i) any untrue statement or material fact or any omission of a material fact necessary in order to made the statements made, in light of the circumstances under which they were made, not misleading by Dealer or any representative of Dealer, including, but not limited to, statements in any research report, Dealer-Supplied Information or Dealer-Supplied Materials (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information related to a Distributor Covered Person furnished in writing by or on behalf of such Distributor Covered Person for use such materials); (ii) any material breach by Dealer or any representative of Dealer of any provision of this agreement; or (iii) any willful misconduct, fraud or gross negligence by Dealer, a representative of Dealer or any of their respective affiliates in the performance of, or failure to perform, its obligations under this agreement; provided that in the case of any of (i)-(iii), Dealer will not be liable to and will not have any indemnification obligation to any Distributor Covered Person for the portion of any Losses that is the result of any Distributor Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Distributor Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Distributor Covered Person resulting from this Section 9(a) will be repaid to Dealer in the event that such expenses resulted from Distributor Disabling Conduct.

(b)	Distributor shall indemnify and hold harmless Dealer and Dealer’s officers, directors, agents and employees from and against any Losses resulting from (i) any breach by Distributor of any provision of this agreement or (ii) any untrue statement of a material fact set forth in the Fund’s Prospectus or supplemental sales material provided to Dealer by Distributor (and used by Dealer on the terms and for the period specified by Distributor or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

10.	Multi-Class Distribution Arrangements

Dealer understands and acknowledges that the Fund may offer Shares in multiple classes. Dealer represents and warrants that it has established compliance procedures designed to ensure (i) that its customers are made aware of the terms of each available class of Shares, (ii) that each customer is offered only Shares that are suitable investments for him or her, (iii) that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and (iv) proper supervision of its representatives in recommending and offering the Shares of multiple classes to its customers.

11.	Anti-Money Laundering Compliance

(a)	Each Party acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants that: (i) it has adopted or is subject to compliance programs reasonably designed reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including the regulations and sanction programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Applicable AML Laws”), (ii) its anti-money laundering program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by OFAC, including prohibitions set forth in the list of specially designated nationals and blocked persons (the “SDN List”), (iii) it is in compliance with and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects and (iv) it will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times. Dealer shall cooperate with Distributor to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Distributor or the Fund to ensure compliance with Applicable AML Laws, Applicable Sanctions Laws, Applicable Anti-Corruption Laws, and other applicable laws and regulations.

(b)	Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not offer or sell Shares, directly or indirectly, from a person, government, organization or entity (i) who is or becomes subject to sanctions programs administered by OFAC, (ii) who is included in any executive order or is on the SDN List maintained by OFAC, or (iii) whose name appears on such other lists of prohibited persons and entities as may be mandated by the sanctions laws of (1) the United States, (2) the European Union, (3) the United Nations, (4) the United Kingdom, and (5) other applicable local law or regulation ((1)-(5), the “Applicable Sanctions Laws”) In addition, Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to be in compliance with its “know your customer” policies and procedures and any “know your customer” regulations applicable to its activities as a distributor and that it will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times. Dealer recognizes that by law, the Fund or any of its affiliates may be obligated to “freeze the investment” or a portion of the investment attributable to any investor that invests in the Shares (by, for example, withholding distributions to and/or segregating the assets in the capital accounts in compliance with applicable laws, rules and regulations) and the Fund or any of their affiliates may also be required to report such action and to disclose the relevant investor’s identity to governmental or regulatory authorities. Dealer agrees to cooperate in any such efforts. Without limiting the foregoing, Dealer further acknowledges that Client may suspend the payment of distribution proceeds payable to, or otherwise in respect of, an investor if the Fund deems it necessary to do so to comply with any Applicable AML Laws, Applicable Sanctions Laws or Applicable Anti-Corruption Laws. Dealer also shall provide for screening its own new and existing customers against the SDN List, other lists of prohibited persons and entities as may be mandated by Applicable Sanctions Laws and any other government list that is or becomes required under the AML Acts.

(c)	Based on its due diligence, Dealer represents and warrants that no investor solicited hereunder (or, to Dealer’s knowledge, any person controlling or controlled by any such investor or, if the investor is a privately held entity, any person having a beneficial interest in the investor or, if applicable, any person for whom the investor is acting as agent or nominee in connection with its investment in the Shares) is a SFPF /PEP without prior written consent from Fund. Dealer will not refer business from, or offer Shares to any investor that, to its knowledge, is a Prohibited Foreign Shell Bank or that is subject to special measures pursuant to Section 311 of the PATRIOT Act.

(d)	Dealer will screen each investor solicited hereunder (and any person controlling or controlled by each such investor or, if the investor is a privately held entity, any person having a beneficial interest of 25% or more in the investor and, as applicable, any person for whom the Dealer is acting as agent or nominee in connection with its investment in the Shares) against the Applicable Sanctions Laws. In addition, based on its screening of the investors against the Applicable Sanctions Laws, Dealer represents, warrants, and covenants to the Distributor and the Fund that no investor solicited hereunder that invests in Shares is located or conducting business transactions in a country or territory, or is an individual or entity, currently the subject of any Applicable Sanctions Laws.

(e)	Dealer is subject to the anti-bribery and anti-corruption laws and regulations applicable in the jurisdictions in which the Dealer and any of its affiliates, are located or conduct business transactions, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Applicable Anti-Corruption Laws”). Distributor has policies and procedures that are designed to comply with all applicable laws, rules and regulations with regard to the giving and receiving of bribes and Distributor has complied with Applicable Anti-Corruption Laws and shall comply at all times with the Applicable Anti-Corruption Laws and any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing.

(f)	Dealer will retain copies of information and documentation regarding each investor solicited hereunder for at least five years from the date on which such investor’s investment in the Shares ceases.

12.	Privacy

The Parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Gramm-Leach-Bliley Act (“GLBA”), that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Party to perform the services set forth in this agreement. Each Party will, with respect to such information, comply with the requirements set forth under GLBA, including, but not limited to Reg S-P and will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

13.	Distribution and/or Service Fees

Subject to and in accordance with the terms of the Prospectus and the distribution plan and/or service plan, if any, adopted by resolution of the Fund’s board (the “Board”) pursuant to Rule 12b-1 under the 1940 Act, Distributor may pay financial institutions with which Distributor has entered into an agreement in substantially the form annexed hereto as Appendix A, or such other form as may be approved from time to time by the Board, such fees as may be determined in accordance with such fee agreement, for distribution, shareholder or administrative services, as described therein. With respect to such payments to Dealer, Distributor shall have only the obligation to make payments to Dealer after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Dealer. If applicable, Dealer hereby authorizes Distributor to pay Dealer’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on Dealer’s behalf. In such case, Dealer acknowledges and agrees that after Distributor has made payment of such fees to Dealer’s Clearing Agent on Dealer’s behalf: (i) Dealer’s Clearing Agent is solely responsible and liable for direct payment of such fees to Dealer, and Distributor will not pay Dealer directly, (ii) Distributor cannot guarantee payment by Dealer’s Clearing Agent of such fees to Dealer, and (iii) should Dealer not receive payment of such fees from Dealer’s Clearing Agent for any reason, Dealer’s sole recourse is against Dealer’s Clearing Agent.

14.	Amendments

This agreement may be amended from time to time by the following procedure. Distributor will mail a copy of the amendment to Dealer at Dealer’s address shown below or as registered as Dealer’s main office from time to time with FINRA. If Dealer does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Dealer’s objection must be in writing and be received by Distributor within such fifteen (15) days. All amendments shall be in writing and, except as provided above, executed by both Parties.

15.	Termination

This agreement may be terminated by either Party, without penalty, upon ten (10) days’ prior written notice to the other Party. Dealer’s suspension or expulsion from FINRA will automatically terminate this agreement without notice. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

16.	Assignment

This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other Party, except that Distributor may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Fund without obtaining Dealer’s written consent. For the avoidance of doubt, the Parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

17.	Notices

All notices and other communications to Distributor shall be sent to it at 501 S. Cherry Street Suite 610, Denver, CO 80246 Attn: Distribution Services, or at such other address as Distributor may designate in writing. All notices and other communications to Dealer shall be sent to it at [●], Attn: [●], or at such other address as Dealer may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery.

18.	Authorization

Each Party represents to the other that (i) all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein and (ii) the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of it with respect to the execution of this agreement.

19.	Directed Brokerage Prohibitions

Neither Party shall direct Fund portfolio securities transactions or related remuneration to compensate Dealer for any promotion or sale of Shares under this agreement. Distributor also will not directly or indirectly compensate Dealer in contravention of Rule 12b-1(h) under the 1940 Act.

20.	Arbitration

Any controversy or claim arising out of or relating to this agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

21.	Miscellaneous

This agreement supersedes any other agreement between the Parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles and shall bind and inure to the benefit of the Parties and their respective successors and assigns. This agreement has been negotiated and executed by the Parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

PINE Distributors LLC

By:
Name:
Title:

[DEALER NAME]

By:
Name:
Title:
Address:

Operations Contact:

Name:
Phone:
Email:

APPENDIX A

PINE DISTRIBUTOR LLC DISTRIBUTION/SERVICE FEE AGREEMENT

HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND

This fee agreement (“Agreement”) is made and effective as of this _________ day of _______ 20__, by and between PINE Distributors LLC (“Distributor”) and [DEALER NAME] (“Dealer” and, together with Distributor, the “Parties”);

RECITALS

WHEREAS, the Parties have entered into the PINE Distributors LLC Dealer Agreement dated as of ______________ (“Dealer Agreement”), which entitles Dealer to serve as a selected dealer of Hamilton Lane Venture Capital and Growth Fund (the “Fund”), for which Distributor serves as distributor; and

WHEREAS, the Parties wish to confirm their understanding and agreement with respect to Rule 12b-1 payments to be made to Dealer in accordance with the Dealer Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.       This Agreement confirms the Parties’ understanding and agreement with respect to Rule 12b-1 payments to be made to Dealer in accordance with the Dealer Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Dealer Agreement.

2.       From time to time during the term of this Agreement, Distributor may make payments to Dealer pursuant to the distribution and service plan (the “Plan”) adopted by the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act). Dealer shall furnish sales and marketing services and/or shareholder services to Dealer’s customers who invest in and own Shares, including, but not limited to, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund’s transfer agent. With respect to such payments to Dealer, Distributor shall have only the obligation to make payments to Dealer after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Dealer. The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other dealer compensation by amendment, sticker or supplement to the Prospectus of the Fund or other written notice to Dealer. If applicable, Dealer hereby authorizes Distributor to pay Dealer’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on Dealer’s behalf. In such case, Dealer acknowledges and agrees that after Distributor has made payment of such fees to Dealer’s Clearing Agent on Dealer’s behalf: (i) Dealer’s Clearing Agent is solely responsible and liable for direct payment of such fees to Dealer, and Distributor will not pay Dealer directly, (ii) Distributor cannot guarantee payment by Dealer’s Clearing Agent of such fees to Dealer, and (iii) should Dealer not receive payment of such fees from Dealer’s Clearing Agent for any reason, Dealer’s sole recourse is against Dealer’s Clearing Agent.

3.       Any such fee payments shall reflect the amounts described in the Fund’s prospectus, as amended from time to time. Payments will be based on the average daily net assets of Shares which are owned by those customers of Dealer whose records, as maintained by the Fund or the transfer agent, designate Dealer’s firm as the customer’s dealer of record. No such fee payments will be payable to Dealer with respect to Shares purchased by or through Dealer and redeemed by the Fund within seven (7) business days after the date of confirmation of such purchase. Dealer represents that Dealer is eligible to receive any such payments made to Dealer under the Plan.

4.       Dealer agrees that all activities conducted under this Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

5.       Upon request, at the end of each calendar quarter (ending March, June, September, and December), Dealer shall furnish Distributor with a written report describing the amounts payable to Dealer pursuant to this Agreement and the purpose for which such amounts were expended. Distributor shall provide quarterly reports to the Board of amounts expended pursuant to the Plan and the purposes for which such expenditures were made. Dealer shall furnish Distributor with such other information as shall reasonably be requested by Distributor in connection with Distributor’s reports to the Board with respect to the fees paid to Dealer pursuant to this Agreement.

6.       This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plan or in Rule 12b-1. This Agreement may be terminated, without penalty, by either Party upon ten (10) days’ prior written notice to the other Party. In addition, this Agreement will be terminated with respect to the Fund upon a termination of the Plan or the Agreement, if the Fund closes to new investments, or if Distributor’s Distribution Agreement with the Fund terminates.

7.       This Agreement may be amended by Distributor from time to time by the following procedure. Distributor will mail a copy of the amendment to Dealer at Dealer’s address shown below or as registered from time to time with FINRA. If Dealer does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Dealer’s objection must be in writing and be received by Distributor within such fifteen (15) days.

8.       This Agreement and all the rights and obligations of the Parties shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles.

9.       All notices and other communications shall be given as provided in the Dealer Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

PINE DISTRIBUTORS LLC	[DEALER NAME]

By:	By:
Name:	Name:
Title:	Title:

[DEALER NAME]

By:
Name:
Title:
Address:

Operations Contact:

Name:
Phone:
Email: